UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2025

KATAPULT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39116	84-2704291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5360 Legacy Drive, Building 2 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

(833) 528-2785
(Registrant’s telephone number, including area code:)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	KPLT	The Nasdaq Stock Market LLC
Redeemable Warrants	KPLTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2025, Jeffrey Rubin resigned as a member of the Board of Directors (the “Board”) of Katapult Holdings, Inc. (the “Company”), effective November 25, 2025. The decision of Mr. Rubin to resign from the Board was not the result of any disagreement between Mr. Rubin and the Company, its management, the Board or any committee thereof, or with respect to any matter relating to the Company’s operations, policies or practices. Mr. Rubin began his service with the Board on November 3, 2025, following his designation to the Board by HHCF Series 21 Sub, LLC (“Hawthorn”), a subsidiary of Hawthorn Horizon Credit Fund, LLC, pursuant to Section 2 of that certain Director Nomination Agreement, dated November 3, 2025, by and between the Company and Hawthorn (the “Director Nomination Agreement”).

On November 26, 2025, upon the recommendation of the Nominating and Corporate Governance Committee of the Company, the Board appointed Gregory L. Zink as a Class I director, effective November 26, 2025, to fill the vacancy resulting from Mr. Rubin’s resignation from the Board, with an initial term expiring at the Company’s 2027 annual meeting of stockholders.

Concurrent with his appointment as Class I director, the Board appointed Mr. Zink to its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Zink, age 69, has been an independent director of Newtek Business Services Corp and its successor entity, NewtekOne since 2017. Mr Zink has also been a director of Newtek Bank NA since 2023. Mr Zink Chairs the Compensation, Nominating and Governance Committee and is a member of the Audit Committee of both organizations. Mr. Zink is a Partner at Newport LLC, a national strategic advisory firm that specializes in helping owners and CEOs of privately held, growth stage companies accelerate growth and significantly improve the value of their businesses. From 1998 to 2021, Mr. Zink was the principal of the Lowell Group, LLC, a management consulting firm which provided strategic, operational, marketing and financial consulting assistance to start-up, small and medium-sized businesses. From 1988 through 2019, Mr. Zink served as the Chief Executive Officer, Chief Financial Officer and Director of NGJ Brand Solutions, a distributor of commercial fitness equipment and health and wellness solutions provider in Japan. Mr. Zink was also previously employed By Newtek Business Services Corp as an Executive Vice President from 2000-2005; by Touche Ross/Deloitte Consulting; and is a graduate of the General Electric Financial Management Program. Mr. Zink has an MBA from the Wharton School of the University of Pennsylvania.

The Board has determined that Mr. Zink is independent under applicable Nasdaq listing rules. No family relationships exist between Mr. Zink and any of the Company’s directors or other executive officers. There are no transactions to which the Company is or was a participant and in which Mr. Zink had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Zink was designated to the Board by Hawthorn upon Mr. Rubin’s resignation pursuant to Section 2 of the Director Nomination Agreement. There are no other arrangements or understandings between Mr. Zink and any other person pursuant to which Mr. Zink was appointed to the Board.

In accordance with the Company’s non-employee director compensation program, (1) Mr. Zink will receive an annual base retainer of $50,000 for his service on the Board, and (2) Mr. Zink will receive an annual base retainer of $10,000, $7,500 and $5,000 for his service on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, respectively. Mr. Zink was granted restricted stock units (“RSUs”) under the Company’s 2021 Incentive Plan having a grant date fair value of $150,000, prorated based on the number of days until the next annual meeting of the Company, and such RSUs will vest on the date of such annual meeting, subject to Mr. Zink’s continued service as a member of the Board through such vesting date.

The Company expects to enter into the Company’s standard director indemnification agreement with Mr. Zink.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 26, 2025	/s/ Orlando Zayas
Name: Orlando Zayas
Title: Chief Executive Officer